Exhibit 99

Best Buy Reports Second Quarter Results
Non-GAAP diluted EPS from continuing operations of $0.44
GAAP diluted EPS from continuing operations of $0.42
$40 million in additional annualized Renew Blue cost reductions, bringing the cumulative total to $900 million

MINNEAPOLIS, August 26, 2014 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week second quarter (“Q2 FY15”) ended August 2, 2014 as compared to the 13-week second quarter (“Q2 FY14”) ended August 3, 2013.

Revenue

	Q2 FY15	Q2 FY14
Revenue ($ in millions)	$8,896	$9,266
Comparable sales % change[1]	(2.7)%	(0.6)%
Domestic Segment:
Comparable sales % change	(2.0)%	(0.4)%
Comparable online sales % change	22.0%	10.5%
International Segment:
Comparable sales % change	(6.7)%	(1.8)%

Operating Income

	Q2 FY15	Q2 FY14
GAAP operating income as a % of revenue	2.7%	4.5%
Non-GAAP operating income as a % of revenue[2]	2.9%	2.2%

Diluted EPS

	Q2 FY15	Q2 FY14
GAAP diluted EPS from continuing operations	$0.42	$0.69
Impact of net LCD settlements[3]	—	(0.43)
Impact of non-restructuring asset impairments	0.02	0.03
Impact of restructuring charges	—	0.01
Impact of gain on sale of investments	—	(0.03)
Benefit of income tax impact of Best Buy Europe sale	—	0.05
Non-GAAP diluted EPS from continuing operations[2]	$0.44	$0.32

Hubert Joly, Best Buy president and CEO, commented, "In the second quarter, we delivered $8.9 billion in revenue and $0.44 in non-GAAP diluted earnings per share versus $0.32 last year. The ongoing benefits of our Renew Blue cost reduction and other SG&A cost containment initiatives drove these better-than-expected results. On the topline, as expected, sales in the NPD tracked Consumer Electronics categories declined 2.5%4, in line with our Domestic comparable sales decline of 2.0%.”

Joly continued, “Like other retailers and as reflected in this quarter’s performance, we continued to see a shift in consumer behavior: consumers are increasingly researching and buying online. As a result, traffic to our brick and mortar stores continued to decline, yet our in-store conversion and online traffic continued to increase due to the execution of our Renew Blue strategy which is in direct alignment with this shift. Our Renew Blue strategy is designed to (1) grow our online business; (2) enhance our in-store customer experience; and (3) leverage our multi-channel capabilities; all to deliver to our customers great advice, service and convenience at competitive prices in the channel they want to be served.

During the quarter, we continued to make progress against this strategy, including (1) increasing our Net Promoter Score across channels by 400 basis points year-over-year; (2) improving our in-store experience by rolling out over 800 new Samsung and Sony home theater, 18 Pacific Kitchen and Home and 7 Magnolia Design Center stores-within-a-store; and (3) leveraging our new ship-from-store and digital marketing capabilities to drive a 22% increase in Domestic comparable online sales.”

Joly concluded, “Looking ahead, our goal is to continue to create a differentiated multi-channel customer experience such that every interaction customers have with us, regardless of channel, makes them a promoter of the Best Buy brand. In support of this, we will be intensifying our investments in customer-facing initiatives across both channels in the back half of the year.”

Sharon McCollam, Best Buy EVP, CAO and CFO, commented, “As Hubert remarked, industry-wide sales are continuing to decline in many of the consumer electronics categories in which we compete. We are also seeing ongoing softness in the mobile phone category ahead of highly-anticipated new product launches. Therefore, absent any change in these declining industry trends and with limited visibility to new product launch quantities, we continue to expect comparable sales to decline in the low-single digits in both the third and fourth quarters. From an operating income rate perspective, we are expecting the following business drivers versus last year in the third and fourth quarters: (1) a similar promotional competitive environment, with better internal promotional effectiveness; (2) a greater mix of online revenue that will put pressure on the overall operating income rate due to a higher mix of lower-margin hardware sales and lower attach rates on services and accessories; (3) continued industry softness and higher promotionality in Canada and China; and (4) a net positive impact from our Renew Blue SG&A and COGS expense reductions which will more than offset our structural pricing investments, the remaining negative impact of our new credit card agreement, and the new incremental investment of $10 to $15 million in Q3 and $30 to $35 million in Q4 versus our original plan to intensify the investments in customer-facing initiatives that Hubert just referenced (a total of $40 to $50 million or $.07 to $0.09 per diluted share in the second half of FY15). As such, and particularly in light of the fixed cost deleverage that would accompany an expected low single-digit comparable sales decline, we are expecting the non-GAAP operating income rate in Q3 and Q4 to increase in line with the year-over-year improvement that we saw in the first half. Additionally, the estimated diluted earnings per share impact of the known discrete tax items that we discussed last quarter continue to be in the ranges of ‘flat to negative $0.01’ in Q3 FY15 and ‘negative $0.09 to $0.10’ in Q4 FY15.”

Domestic Segment Second Quarter Results

Domestic Revenue
Domestic revenue of $7.59 billion declined 2.4% versus last year. This decline was primarily driven by (1) a comparable sales decline of 2.0%; and (2) a revenue decline of $20 million, or 25 basis points, due to the less favorable economics of the new credit card agreement.

Domestic online revenue was $581 million and comparable online sales increased 22.0% due to (1) substantially improved inventory availability made possible by the chain-wide rollout of our ship-from-store capability that was completed in January 2014; (2) a higher average order value; and (3) increased traffic driven by greater investment in online digital marketing.

From a merchandising perspective, growth in gaming, computing, appliances and televisions was more than offset by declines in other categories, including mobile phones, tablets, and services.

Domestic Gross Profit Rate
Domestic gross profit rate was 23.4% versus 27.3% last year. Excluding prior year legal settlements discussed in the Q2 FY14 earnings release, non-GAAP Domestic gross profit rate was 23.4% versus 23.9% last year. This 50-basis point decline was primarily due to (1) a mix shift into the lower-margin gaming and computing categories; (2) structural investments in price competitiveness, particularly in accessories; and (3) a 20-basis point negative impact related to the less favorable economics of the new credit card agreement. These declines were partially offset by (1) an increased mix of higher-margin large screen televisions and (2) the realization of our Renew Blue cost reductions and other supply chain cost containment initiatives.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.52 billion or 20.1% of revenue versus $1.70 billion or 21.9% of revenue last year. On a non-GAAP basis, Domestic SG&A expenses were $1.51 billion or 19.9% of revenue versus $1.66 billion or 21.3% of revenue last year. This 140-basis point (or $147 million) rate decline was primarily driven by (1) the realization of Renew Blue cost reduction initiatives; and (2) tighter expense management throughout the company.

International Segment Second Quarter Results

International Revenue
International revenue of $1.31 billion declined 12.1% versus last year. This decline was primarily driven by (1) a comparable sales decline of 6.7% driven by China, Canada, and Mexico; (2) the negative impact of foreign currency exchange rate fluctuations; and (3) the loss of revenue from large-format store closures in China.

International Gross Profit Rate
International gross profit rate was 21.1% versus 22.3% last year. This 120-basis point rate decline was primarily driven by our Canadian business due to increased promotional activity and an increased mix of the lower-margin gaming category.

International SG&A
International SG&A expenses were $291 million or 22.2% of revenue versus $334 million or 22.4% of revenue last year. On a non-GAAP basis, International SG&A expenses were $290 million or 22.1% of revenue versus $332 million or 22.3% of revenue last year. This 20-basis point (or $42 million) rate decline was primarily driven by Renew Blue cost reductions and tighter expense management in Canada, and to a lesser extent, in China.

Renew Blue Cost Reduction Initiatives Update

Since our Q1 FY15 earnings release, Renew Blue annualized cost reductions have increased an additional $40 million, bringing the total Renew Blue annualized cost reductions to $900 million ($670 million in SG&A expenses and $230 million in cost of goods sold). This $40 million in cost reductions ($25 million in SG&A and $15 million in cost of goods sold) is primarily driven by (1) efficiency improvements in the US and Canada; (2) supply chain efficiencies; and (3) lower costs associated with returns, replacements and damages.

Dividends

On July 3rd, 2014, the company paid a quarterly dividend of $0.17 per common share outstanding, or $59 million.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on August 26, 2014. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

(1) Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable sales calculation until at least 14 full months after reopening. Acquisitions are included in the comparable sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of comparable sales attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The calculation of comparable sales excludes the impact of revenue from discontinued operations. The method of calculating comparable sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable sales may not be the same as other retailers’ methods. Comparable online sales are included in Best Buy’s comparable sales calculation.

(2) The company defines non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for the periods presented as its gross profit, SG&A, operating income, net earnings and diluted earnings per share for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), adjusted to exclude LCD-related legal settlements, restructuring charges, non-restructuring asset impairments, gains on sales of investments and the acceleration of a non-cash tax benefit as a result of reorganizing certain European legal entities.

These non-GAAP financial measures provide investors with an understanding of the company’s financial performance adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company’s financial results for its fiscal quarter ended August 2, 2014, against the company’s results for the respective prior-year periods and against third-party estimates of the company’s financial results for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources, and analyze underlying operating performance. These non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see the table titled “Reconciliation of Non-GAAP Financial Measures” at the end of this release for more detail.

(3) During Q2 FY14, the company reached legal settlements with multiple defendants regarding lawsuits filed by the company alleging antitrust violations relating to the supply of TFT-LCD panels. We recorded a net settlement amount of $229 million in Q2 FY14. The company has excluded the impact of the settlements reached during Q2 FY14 in its non-GAAP financial results to provide meaningful comparisons on a year-over-year basis. Please see the table titled “Reconciliation of Non-GAAP Financial Measures” at the end of this release, as well as the company’s most recent Form 10-K, for more detail.

(4) According to The NPD Group’s Weekly Tracking Service as published August 25, 2014, revenue for the CE industry was down 2.5% during the 13 weeks ended August 2, 2014 compared to the 13 weeks ended August 3, 2013. The CE industry, as defined by The NPD Group, includes TVs, desktop and notebook computers, tablets not including Kindle, digital imaging and other categories. Sales of these products represent approximately 65% of our Domestic revenue. It does not include mobile phones, gaming, movies, music, appliances or services.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions, conditions in the industries and categories in which we operate, changes in consumer preferences (including shopping preferences), changes in consumer confidence, consumer spending and debt levels, online sales levels and trends, average ticket size, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, competitive initiatives of competitors (including pricing actions and promotional activities of competitors), strategic and business decisions of our vendors (including actions that could impact product margin or supply), the impact of pricing investments and promotional activity, weather, natural or man-made disasters, the company’s ability to react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to manage its property portfolio, the impact of labor markets and new product launches, the availability of qualified labor pools, the company’s ability to retain qualified employees, failure to achieve anticipated expense and cost reductions from operational and restructuring changes, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), failure to accurately predict the duration over which we will incur costs, acquisitions and development of new businesses, divestitures of existing businesses, failure to achieve anticipated benefits of announced transactions, integration challenges relating to new ventures, and our ability to protect information relating to our customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 28, 2014. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:
Mollie O’Brien
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter
(612) 291-4490 or amy.vonwalter@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
	Aug 2, 2014	Aug 3, 2013	Aug 2, 2014	Aug 3, 2013
Revenue	$8,896	$9,266	$17,931	$18,613
Cost of goods sold	6,841	6,808	13,856	13,997
Gross profit	2,055	2,458	4,075	4,616
Gross profit %	23.1%	26.5%	22.7%	24.8%
Selling, general and administrative expenses	1,812	2,038	3,632	4,022
SG&A %	20.4%	22.0%	20.3%	21.6%
Restructuring charges	5	7	8	13
Operating income	238	413	435	581
Operating income %	2.7%	4.5%	2.4%	3.1%
Other income (expense):
Gain on sale of investments	2	14	2	14
Investment income and other	8	5	14	10
Interest expense	(23)	(26)	(46)	(53)
Earnings from continuing operations before income tax (benefit) expense	225	406	405	552
Income tax (benefit) expense	79	169	(202)	218
Effective tax rate	34.9%	41.6%	(50.0)%	39.4%
Net earnings from continuing operations	146	237	607	334
Gain (loss) from discontinued operations, net of tax	1	11	1	(159)
Net earnings including noncontrolling interest	147	248	608	175
Net earnings from continuing operations attributable to noncontrolling interests	(1)	—	(1)	—
Net loss from discontinued operations attributable to noncontrolling interests	—	18	—	10
Net earnings attributable to Best Buy Co., Inc. shareholders	$146	$266	$607	$185

Amounts attributable to Best Buy Co., Inc. shareholders
Net earnings from continuing operations	$145	$237	$606	$334
Net earnings (loss) from discontinued operations	1	29	1	(149)
Net earnings attributable to Best Buy Co., Inc. shareholders	$146	$266	$607	$185

Basic earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.42	$0.69	$1.74	$0.98
Discontinued operations	—	0.09	—	(0.44)
Basic earnings per share	$0.42	$0.78	$1.74	$0.54

Diluted earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.42	$0.69	$1.73	$0.97
Discontinued operations	—	0.08	—	(0.43)
Diluted earnings per share	$0.42	$0.77	$1.73	$0.54

Dividends declared per common share	$0.17	$0.17	$0.34	$0.34

Weighted average common shares outstanding (in millions)
Basic	349.3	340.4	348.4	339.7
Diluted	352.2	344.4	351.6	343.0

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	Aug 2, 2014	August 3, 2013
ASSETS
Current assets
Cash and cash equivalents	$2,141	$1,910
Short-term investments	939	—
Receivables, net	1,005	1,188
Merchandise inventories	5,583	5,437
Other current assets	943	879
Total current assets	10,611	9,414
Property and equipment, net	2,532	2,744
Goodwill	425	528
Intangibles, net	100	177
Other assets	681	421
TOTAL ASSETS	$14,349	$13,284

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$5,244	$4,968
Unredeemed gift card liabilities	371	358
Deferred revenue	442	409
Accrued compensation and related expenses	287	343
Accrued liabilities	796	776
Accrued income taxes	68	130
Current portion of long-term debt	43	44
Total current liabilities	7,251	7,028
Long-term liabilities	976	1,017
Long-term debt	1,592	1,634
Equity	4,530	3,605
TOTAL LIABILITIES & EQUITY	$14,349	$13,284

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Six Months Ended
	Aug 2, 2014	Aug 3, 2013
OPERATING ACTIVITIES
Net earnings including noncontrolling interests	$608	$175
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation	319	375
Amortization of definite-lived intangible assets	—	12
Restructuring charges	8	113
(Gain) loss on sale of business, net	(1)	123
Stock-based compensation	40	45
Deferred income taxes	(394)	(3)
Other, net	8	15
Changes in operating assets and liabilities, net of assets and liabilities acquired or sold:
Receivables	301	145
Merchandise inventories	(205)	569
Other assets	17	(59)
Accounts payable	120	(1,114)
Other liabilities	(270)	(392)
Income taxes	(64)	15
Total cash provided by operating activities	487	19

INVESTING ACTIVITIES
Additions to property and equipment	(258)	(301)
(Purchases) sales of investments, net	(715)	33
Proceeds from sale of business, net of cash transferred upon sale	37	67
Change in restricted assets	26	—
Other, net	3	(2)
Total cash used in investing activities	(907)	(203)

FINANCING ACTIVITIES
Borrowings (repayments) of debt, net	(12)	393
Dividends paid	(118)	(116)
Issuance of common stock	17	22
Other, net	(1)	(7)
Total cash provided by (used in) financing activities	(114)	292

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(3)	(24)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(537)	84
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,678	1,826
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,141	$1,910

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary

	Three Months Ended		Six Months Ended
	Aug 2, 2014	Aug 3, 2013	Aug 2, 2014	Aug 3, 2013
Revenue	$7,585	$7,775	$15,366	$15,721
Gross profit	$1,778	$2,125	$3,541	$3,984
SG&A	$1,521	$1,704	$3,056	$3,340
Operating income	$258	$420	$484	$642

Key Metrics
Comparable sales % change[1]	(2.0)%	(0.4)%	(1.6)%	(0.8)%
Comparable online sales % change[1]	22.0%	10.5%	25.7%	13.4%
Gross profit as a % of revenue	23.4%	27.3%	23.0%	25.3%
SG&A as a % of revenue	20.1%	21.9%	19.9%	21.2%
Operating income as a % of revenue	3.4%	5.4%	3.1%	4.1%

Non-GAAP Results[2]
Gross profit	$1,778	$1,861	$3,541	$3,720
Gross profit as a % of revenue	23.4%	23.9%	23.0%	23.7%
SG&A	$1,509	$1,656	$3,036	$3,288
SG&A as a % of revenue	19.9%	21.3%	19.8%	20.9%
Operating income	$269	$205	$505	$432
Operating income as a % of revenue	3.5%	2.6%	3.3%	2.7%

International Segment Performance Summary

	Three Months Ended		Six Months Ended
	Aug 2, 2014	Aug 3, 2013	Aug 2, 2014	Aug 3, 2013
Revenue	$1,311	$1,491	$2,565	$2,892
Gross profit	$277	$333	$534	$632
SG&A	$291	$334	$576	$682
Operating loss	$(20)	$(7)	$(49)	$(61)

Key Metrics
Comparable sales % change[1]	(6.7)%	(1.8)%	(6.3)%	(2.3)%
Gross profit as a % of revenue	21.1%	22.3%	20.8%	21.9%
SG&A as a % of revenue	22.2%	22.4%	22.5%	23.6%
Operating loss as a % of revenue	(1.5)%	(0.5)%	(1.9)%	(2.1)%

Non-GAAP Results[2]
SG&A	$290	$332	$574	$672
SG&A as a % of revenue	22.1%	22.3%	22.4%	23.2%
Operating income (loss)	$(13)	$1	$(40)	$(40)
Operating income (loss) as a % of revenue	(1.0)%	0.1%	(1.6)%	(1.4)%

(1)
Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. The portion of the calculation of comparable sales attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. Comparable online sales are included in the comparable sales calculation.

(2)	Please see table titled “Reconciliation of Non-GAAP Financial Measures” at the back of this release.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
	Aug 2, 2014	Aug 3, 2013	Aug 2, 2014	Aug 3, 2013
Consumer Electronics	31%	30%	0.2%	(5.5)%
Computing and Mobile Phones	47%	49%	(5.9)%	5.8%
Entertainment	6%	5%	16.1%	(29.8)%
Appliances	9%	8%	8.2%	14.2%
Services[1]	6%	7%	(8.9)%	1.5%
Other	1%	1%	n/a	n/a
Total	100%	100%	(2.0)%	(0.4)%

International Segment Summary

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
	Aug 2, 2014	Aug 3, 2013	Aug 2, 2014	Aug 3, 2013
Consumer Electronics	26%	28%	(12.6)%	(7.3)%
Computing and Mobile Phones	37%	36%	(5.5)%	(2.2)%
Entertainment	5%	4%	12.2%	(27.7)%
Appliances	27%	27%	(5.3)%	13.7%
Services[1]	4%	5%	(7.5)%	(7.2)%
Other	1%	< 1%	n/a	n/a
Total	100%	100%	(6.7)%	(1.8)%

(1)
The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the accompanying earnings release may differ from similar measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations for the periods presented.

	Three Months Ended		Three Months Ended
	Aug 2, 2014		Aug 3, 2013
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$1,778	23.4%	$2,125	27.3%
LCD settlements[1]	—	—%	(264)	(3.4)%
Non-GAAP gross profit	$1,778	23.4%	$1,861	23.9%

SG&A	$1,521	20.1%	$1,704	21.9%
Non-restructuring asset impairments - SG&A	(12)	(0.2)%	(13)	(0.2)%
LCD settlement legal fees[1]	—	—%	(35)	(0.5)%
Non-GAAP SG&A	$1,509	19.9%	$1,656	21.3%

Operating income	$258	3.4%	$420	5.4%
Net LCD settlements[1]	—	—%	(229)	(2.9)%
Non-restructuring asset impairments - SG&A	12	0.2%	13	0.2%
Restructuring charges	(1)	—%	1	—%
Non-GAAP operating income	$269	3.5%	$205	2.6%

International - Continuing Operations
SG&A	$291	22.2%	$334	22.4%
Non-restructuring asset impairments - SG&A	(1)	(0.1)%	(2)	(0.1)%
Non-GAAP SG&A	$290	22.1%	$332	22.3%

Operating loss	$(20)	(1.5)%	$(7)	(0.5)%
Non-restructuring asset impairments - SG&A	1	0.1%	2	0.1%
Restructuring charges	6	0.5%	6	0.4%
Non-GAAP operating income (loss)	$(13)	(1.0)%	$1	0.1%

Consolidated - Continuing Operations
Gross profit	$2,055	23.1%	$2,458	26.5%
LCD settlements[1]	—	—%	(264)	(2.8)%
Non-GAAP gross profit	$2,055	23.1%	$2,194	23.7%

SG&A	$1,812	20.4%	$2,038	22.0%
Non-restructuring asset impairments - SG&A	(13)	(0.1)%	(15)	(0.2)%
LCD settlement legal fees[1]	—	—%	(35)	(0.4)%
Non-GAAP SG&A	$1,799	20.2%	$1,988	21.5%

Operating income	$238	2.7%	$413	4.5%
Net LCD settlements[1]	—	—%	(229)	(2.5)%
Non-restructuring asset impairments - SG&A	13	0.1%	15	0.2%
Restructuring charges	5	0.1%	7	0.1%
Non-GAAP operating income	$256	2.9%	$206	2.2%

	Three Months Ended		Three Months Ended
	Aug 2, 2014		Aug 3, 2013
Consolidated - Continuing Operations	$	% of Rev.	$	% of Rev.
Net earnings	$145		$237
After-tax impact of net LCD settlements[1]	—		(147)
After-tax impact of non-restructuring asset impairments - SG&A	8		10
After-tax impact of restructuring charges	4		5
After-tax impact of gain on sale of investments	(1)		(9)
Income tax impact of Best Buy Europe sale[2]	—		16
Non-GAAP net earnings	$156		$112

Diluted EPS	$0.42		$0.69
Per share impact of net LCD settlements[1]	—		(0.43)
Per share impact of non-restructuring asset impairments - SG&A	0.02		0.03
Per share impact of restructuring charges	—		0.01
Per share impact of gain on sale of investments	—		(0.03)
Per share impact of income tax impact of Best Buy Europe sale[2]	—		0.05
Non-GAAP diluted EPS	$0.44		$0.32

	Six Months Ended		Six Months Ended
	Aug 2, 2014		Aug 3, 2013
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$3,541	23.0%	$3,984	25.3%
LCD settlements[1]	—	—%	(264)	(1.7)%
Non-GAAP gross profit	$3,541	23.0%	$3,720	23.7%

SG&A	$3,056	19.9%	$3,340	21.2%
Non-restructuring asset impairments - SG&A	(20)	(0.1)%	(17)	(0.1)%
LCD settlement legal fees[1]	—	—%	(35)	(0.2)%
Non-GAAP SG&A	$3,036	19.8%	$3,288	20.9%

Operating income	$484	3.1%	$642	4.1%
Net LCD settlements[1]	—	—%	(229)	(1.5)%
Non-restructuring asset impairments - SG&A	20	0.1%	17	0.1%
Restructuring charges	1	—%	2	—%
Non-GAAP operating income	$505	3.3%	$432	2.7%

International - Continuing Operations
SG&A	$576	22.5%	$682	23.6%
Non-restructuring asset impairments - SG&A	(2)	(0.1)%	(10)	(0.3)%
Non-GAAP SG&A	$574	22.4%	$672	23.2%

Operating loss	$(49)	(1.9)%	$(61)	(2.1)%
Non-restructuring asset impairments - SG&A	2	0.1%	10	0.3%
Restructuring charges	7	0.3%	11	0.4%
Non-GAAP operating loss	$(40)	(1.6)%	$(40)	(1.4)%

Consolidated - Continuing Operations
Gross profit	$4,075	22.7%	$4,616	24.8%
LCD settlements[1]	—	—%	(264)	(1.4)%
Non-GAAP gross profit	$4,075	22.7%	$4,352	23.4%

SG&A	$3,632	20.3%	$4,022	21.6%
Non-restructuring asset impairments - SG&A	(22)	(0.1)%	(27)	(0.1)%
LCD settlement legal fees[1]	—	—%	(35)	(0.2)%
Non-GAAP SG&A	$3,610	20.1%	$3,960	21.3%

Operating income	$435	2.4%	$581	3.1%
Net LCD settlements[1]	—	—%	(229)	(1.2)%
Non-restructuring asset impairments - SG&A	22	0.1%	27	0.1%
Restructuring charges	8	—%	13	0.1%
Non-GAAP operating income	$465	2.6%	$392	2.1%

	Six Months Ended	Six Months Ended
	Aug 2, 2014	Aug 3, 2013
Consolidated - Continuing Operations	$ % of Rev.	$ % of Rev.
Net earnings	$606	$334
After-tax impact of net LCD settlements[1]	—	(147)
After-tax impact of non-restructuring asset impairments - SG&A	14	19
After-tax impact of restructuring charges	6	9
After-tax impact of gain on sale of investments	(1)	(9)
Income tax impact of Best Buy Europe sale[2]	—	16
Income tax impact of Europe legal entity reorganization[3]	(353)	—
Non-GAAP net earnings	$272	$222

Diluted EPS	$1.73	$0.97
Per share impact of net LCD settlements[1]	—	(0.43)
Per share impact of non-restructuring asset impairments - SG&A	0.04	0.06
Per share impact of restructuring charges	0.01	0.03
Per share impact of gain on sale of investments	—	(0.03)
Per share impact of income tax impact of Best Buy Europe sale[2]	—	0.05
Per share impact of income tax effect of Europe legal entity reorganization[3]	(1.01)	—
Non-GAAP diluted EPS	$0.77	$0.65

(1)
Represents LCD settlements reached in the second quarter of fiscal 2014. Amounts for the six months ended Aug 3, 2013 exclude the impact of $44 million of pre-tax net proceeds from LCD settlements reached in the first quarter of fiscal 2014, as we did not adjust for LCD settlements prior to the material settlements reached in the second quarter of fiscal 2014.

(2)	Tax impact of Best Buy Europe sale and resulting required tax allocation between continuing and discontinued operations.

(3)	Represents the acceleration of a non-cash tax benefit of $353 million as a result of reorganizing certain European legal entities to simplify our overall structure in the first quarter of fiscal 2015.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions)
(Unaudited and subject to reclassification)

The following information provides a reconciliation of a non-GAAP financial measure to the most comparable financial measure calculated and presented in accordance with GAAP. The company has provided the non-GAAP financial measure, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measure that is calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measure. The non-GAAP financial measure in the accompanying earnings release may differ from similar measures used by other companies.

The following table includes the calculation of Non-GAAP ROIC for total operations, which includes both continuing and discontinued operations, along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Return on Invested Capital[1]
	August 2, 2014(2)	August 3, 2013(2)
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$994	$400
Operating loss - discontinued operations	(20)	(130)
Total operating income	974	270
Add: Operating lease interest[3]	465	574
Add: Investment income	31	37
Less: Net earnings attributable to noncontrolling interest (NCI)	(2)	(30)
Less: Income taxes[4]	(633)	(714)
NOPAT	$835	$137
Add: Restructuring charges and impairments[5]	249	1,135
Add: NCI impact of restructuring charges and impairments	—	(39)
Non-GAAP NOPAT	$1,084	$1,233

Average Invested Capital
Total assets	$14,336	$15,491
Less: Excess cash[6]	(2,386)	(794)
Add: Capitalized operating lease obligations[7]	7,440	9,190
Total liabilities	(10,164)	(11,742)
Exclude: Debt[8]	1,652	1,919
Less: Noncontrolling interests	(3)	(478)
Average invested capital	$10,875	$13,586

Non-GAAP return on invested capital (ROIC)	10.0%	9.1%

Calculation of Return on Assets[1]
	August 2, 2014(2)	August 3, 2013(2)
Net earnings (loss) including noncontrolling interests	$957	$(203)
Total assets	14,336	15,491
Return on assets (ROA)	6.7%	(1.3)%

(1)	The calculations of Return on Invested Capital and Return on Assets use total operations, which includes both continuing and discontinued operations.

(2)
Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.

(3)
Operating lease interest represents the add-back to operating income driven by our capitalized lease obligations and represents fifty percent of our annual rental expense which is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness. We consider this to be an appropriate multiple for our lease portfolio.

(4)	Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries we do business in.

(5)	Includes all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments and non-restructuring impairments.

(6)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.

(7)
The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.

(8)	Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.